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[AMERICAN FAMILY LIFE INSURANCE COMPANY]



                                                 February 19, 2001


Board of Directors
American Family Life Insurance Company
6000 American Parkway
Madison, Wisconsin 53783-0001


To The Board of Directors:

In my capacity as General Counsel of American Family Life Insurance Company (the "Company"), I have supervised the establishment of the American Family Variable Account I (the "Account"), by the Board of Directors of the Company as a separate account for assets applicable to certain flexible premium variable universal life insurance policies (the "Policies") issued by the Company pursuant to the provisions of Sections 627.18 and 632.45 of the Insurance Laws of the State of Wisconsin. Moreover, I have supervised the preparation of Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 (the "Registration Statement") (File No. 333-44956) filed by the Company and the Account with the Securities and Exchange Commission under the Securities Act of 1933, for the registration of the Policies to be issued with respect to the Account.

I have made such examination of the law and examined such corporate records and such other documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

     1. The Company has been duly organized under the laws of the State of Wisconsin and is a validly existing corporation.

     2. The Policies, when issued in accordance with the prospectus contained in the aforesaid registration statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms.

     3. The Account is duly created and validly existing as a separate account pursuant to the aforesaid provisions of Wisconsin law.

     4. The assets held in the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any business the Company may conduct.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                                   Very truly yours,


                                                   /s/ James F. Eldridge, Esq.
                                                   -----------------------------
                                                   James F. Eldridge, Esq.
                                                   Executive Vice President,
                                                   Corporate Legal; Secretary